Exhibit 99.1

Board of Directors Pre-Approval Policy

Regarding Independent Auditors

Statement of Principles

The Board of Directors, until such time as the Board of Directors designates an Audit Committee, is required to perform the functions of an Audit Committee and to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Board of Directors. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Board of Directors.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Board of Directors. The term of any pre-approval is 12 months from the date of pre-approval, unless the Board of Directors specifically provides for a different period. The Board of Directors will periodically revise the list of pre-approved services, based on subsequent determinations.

Delegation

The Board of Directors may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Board of Directors at its next scheduled meeting. The Board of Directors does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Board of Directors. The Board of Directors will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Board of Directors, the Board of Directors may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Board of Directors has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Board of Directors.

Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Board of Directors believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Board of Directors.

Tax Services

The Board of Directors believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Board of Directors will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Board of Directors has pre-approved the Tax services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C must be separately pre-approved by the Board of Directors.

All Other Services

The Board of Directors may grant pre-approval to those permissible non-audit services classified, as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Board of Directors has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Board of Directors.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Board of Directors. Any proposed services exceeding these levels will require specific pre-approval by the Board of Directors.

Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor will provide detailed back-up documentation, which will be provided to the Board of Directors, regarding the specific services to be provided.

Procedures

Requests or applications to provide services that require separate approval by the Board of Directors will be submitted to the Board of Directors by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Appendix A

Pre-Approved Audit Services for Fiscal Year 2004

Dated: January 31, 2004

Service	Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company	$5,000 - $15,000

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$10,000 - $12,500

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies	$2,000 - $3,000

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2004

Dated: January 31, 2004

Service	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions	$10,000 - $20,000
Financial statement audits of employee benefit plans	$1,000 - $2,000

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	$2,000 - $3,000

Internal control reviews and assistance with internal control reporting requirements	$1,000 - $2,000

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies	$2,000 - $2,500

Attest services not required by statute or regulation	$500 - $1,000

Appendix C

Pre-Approved Tax Services for Fiscal Year 2004

Dated: January 31, 2004

Service	Range of Fees
U.S. federal, state and local tax planning and advice	$3,000 - $5,000

U.S. federal, state and local tax compliance	$3,000 - $5,000

International tax planning and advice	N/A

International tax compliance	N/A

Review of federal, state, local and international income, franchise, and other tax returns	$1,000 - $1,500

Licensing or purchase of income tax preparation software[4] from the independent auditor, provided the functionality is limited to preparation of tax returns	N/A

[4]	Licensing or purchasing income tax preparation software is permitted, so long as the functionality is limited to preparation of tax returns. If the software performs additional functions, each function must be evaluated separately for its potential effect on the auditor’s independence.

Appendix D

Pre-Approved All Other Services for Fiscal Year 2004

Dated: January 31, 2004

Service	Range of Fees
None

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client§[5]

•	Financial information systems design and implementation§[5]

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports§[5]

•	Actuarial services§[5]

•	Internal audit outsourcing services§[5]

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

[5]	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.